FNCB REPORTS THIRD QUARTER EARNINGS

First National Community Bancorp, Inc., the parent company of Dunmore based First National Community Bank, reported third quarter earnings of $3.7 million which is an increase of $358,000, or 11%, over the second quarter and $675,000, or 22%, when compared to the same three month period of last year. Net interest income, which reflects the benefits derived from balance sheet growth and the repricing of interest-sensitive assets and liabilities, improved 4% over the prior quarter before the provision for credit losses. Other income improved from the prior quarter due to higher fee income and increased gains from the sale of assets, while operating expenses decreased slightly. Basic earnings per share improved three cents to $.30 in the third quarter.

First National Community Bank conducts business from sixteen offices located throughout Lackawanna and Luzerne counties. A branch office in Honesdale is expected to open during the fourth quarter, the result of an acquisition from Harleysville National Bank. The company’s stock trades on the Over-the-Counter Bulletin Board under the symbol FNCB.

C: FNCB 2q 2006